Exhibit  1


                        AMENDMENT TO EMPLOYMENT AGREEMENT


THIS AMENDED AGREEMENT (the "Amendment") is made and effective as of November 30, 2000, by and between Meridian Holdings, Inc. ("Meridian"), a Colorado corporation, Intercare.com-Dx, Inc. ("Intercare"), a California corporation and a subsidiary of Meridian, and Russell A. Lyon ("Executive"), an individual, with respect to the following facts and understandings:

                                    RECITALS

     WHEREAS, there was an employment agreement ("Agreement") entered into on October 31, 1999 by and between Meridian, Intercare Diagnostics, Inc., the predecessor of Intercare, and Executive in which the latter is retained to serve in the capacity of President and Chief Technology Officer of Intercare from November 1, 1999 and up to and including November 1, 2001.

WHEREAS, Article 3.3 of the Agreement granted Executive an option to purchase cumulatively up to 500,000 restricted shares of Meridian's common stock pursuant to the then existing Stock Option Agreement between Meridian and Executive.

                                    AMENDMENT

     Sufficient consideration haven been given and received, it is now mutually agreed between all concerned that that paragraph of the Agreement be amended to read as follows:

"3.3.  Stock Option.   As an additional element of compensation to Executive, in
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consideration of the services to be rendered, Intercare shall grant to Executive
200,000  restricted  shares  of  Intercare's  common stock having a par value of
$0.000.   Executive shall have the opportunity to exercise the option during the
term  of  his  employment.   The  terms  and  condition  of such option shall be
governed  by  the  Stock  Option  Agreement  between  Intercare  and Executive."

Agreed  To:         BY:  INTERCARE     BY:  MERIDIAN      BY:  EXECUTIVE
                    --------------     -------------      --------------

             /s/  Anthony  C.  Dike  /s/  Anthony  C. Dike  /s/ Russel A.Lyon
Signatures:      ______________       ___________              ____________
                  Anthony  Dike        Anthony  Dike           Russel  A Lyon


Witness:          /s/  Philip  Falese
                   ______________
                   Philip  Falese